Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AST SpaceMobile, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A common stock	—	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock	—	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	—	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	Rule 457(o)	(1)		$500,000,000	0.0000927	$46,350
	Total Offering Amounts					$500,000,000		$46,350
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$46,350

(1)	There are being registered under this registration statement such indeterminate number of shares of Class A common stock, preferred stock and debt securities of the registrant as shall have an aggregate initial offering price not to exceed $500,000,000. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering prices per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement. The securities registered also include such indeterminate amounts and numbers of common stock as may be issued upon conversion of or exchange for Class A common stock, preferred stock or debt securities that provide for such conversion or exchange.